Exhibit 99.1

NEWS RELEASE

Date:	December 30, 2010

Contact:	Dave Mossberg
Three Part Advisors, LLC
817-310-0051
dmossberg@threepa.com

Barrett Waller
Waller & Company Public Relations
918-587-1909
jordan@wallerpr.com

XETA Technologies Reports Fourth Quarter and Fiscal 2010 Financial Results

•                  4Q10 Revenue $24.5 million (increase 36% year over year)

•                  4Q10 GAAP EPS: $0.00 vs. 4Q09 GAAP loss per share ($0.19)

•                  4Q10 Non-GAAP EPS: $0.03 vs. 4Q09 Non-GAAP EPS: $0.04

•                  FY10 Revenue: $85.7 million (increase 20% year over year)

•                  FY10 GAAP EPS: $0.13 vs. FY09 GAAP loss per share ($1.01)

•                  FY10 Non-GAAP EPS: $0.17 vs. FY09 Non-GAAP EPS: $0.07

Broken Arrow, Okla. — XETA Technologies, Inc. (Nasdaq: XETA), a national provider of converged communications solutions for the enterprise marketplace, today reported earnings of $15,000, or $0.00 per diluted share, on revenue of $24.5 million for the fourth fiscal quarter ended Oct. 31, 2010.  This compares to a loss of $1.9 million, or ($0.19) per diluted share, on revenue of $18.1 million for the fourth fiscal quarter ended Oct. 31, 2009. Excluding non-cash goodwill impairment charges of $3.8 million, non-GAAP net income for the fourth fiscal quarter of 2009 was $407,000, or $0.04 per diluted share.

For the fiscal year ended Oct. 31, 2010, the Company reported earnings of $1,373,000, or $0.13 per diluted share, on revenue of $85.7 million compared to a net loss of $10.3 million, or ($1.01) per diluted share on revenue of $71.6 million for the same period ended Oct. 31, 2009.  Excluding non-cash charges of $17.8 million in impairments to goodwill and the Company’s ERP system, non-GAAP net income for the fiscal year ended Oct. 31, 2009 was $721,000, or $0.07 per diluted share

During the third and fourth quarters of fiscal 2010, the Company recorded $175,000 and $442,000, respectively, of non-recurring expenses for professional fees and other costs related to recently completed and new corporate development activities.  Excluding non-recurring expenses recorded during the fourth quarter ended Oct. 31, 2010, non-GAAP net income was $285,000, or $0.03 per diluted share.  Excluding non-recurring expenses recorded during the fiscal year ended Oct. 31, 2010, non-GAAP net income was $1,749,000, or $0.17 per diluted share.

Line of Business	4Q10	4Q09	% Change
Maintenance & Repair	11,071	7,581	46%
Design & Integration	3,479	2,483	40%
Cabling	1,093	658	66%
Total Services	15,643	10,722	46%
Commercial	7,797	5,453	43%
Hospitality	1,071	1,745	-39%
Total Systems	8,868	7,198	23%
Other Revenue	33	133	Nmf
Total Revenue	24,544	18,053	36%

Total revenue increased 36% during the fourth fiscal quarter of 2010 due to continued growth in service revenue and contribution from acquisitions announced during the third and fourth fiscal quarters.  “Acquisitions, along with double-digit organic growth in our services business, added almost 50% to our service base during the quarter,” said Greg Forrest, CEO and president. “At the same time, customer spending on equipment remained inconsistent during the fourth quarter and we continue to experience delays in large projects.  Excluding equipment revenue from acquisitions, organic equipment revenue comparisons were relatively flat year-over-year.”

Gross Margin Table

	4Q10	4Q09
Line of Business	Gross Margin	Gross Margin	Change
Services	28.3%	34.4%	- 610 basis points
Systems	23.9%	26.5%	- 260 basis points
Overall Gross Margin	24.9%	29.5%	- 460 basis points

During the fourth quarter of fiscal 2010, overall gross margin was 24.9% of revenue versus 29.5% during the fourth quarter of fiscal 2009.  “While systems margin declined year-over-year, it remained within our targeted levels.  Service gross margins were temporarily affected by the integration of the acquisitions during the quarter.  We are in the process of completing the integration of these businesses and expect service margins to return to targeted levels during fiscal 2011,” commented Forrest.

Operating expenses for the fourth quarter ended Oct. 31, 2010 were $6.2 million and included $442,000 of non-recurring expenses for professional fees and other costs related to recently completed and new corporate development activities.  “Excluding non-recurring expenses from the year-over-year comparison, fourth quarter operating expenses as a percentage of revenue improved 240 basis points to 23.3% of sales, which reflects part of the efficiency efforts we put in place earlier in the year and operating leverage of our business model. During the fourth quarter we reorganized our sales organization to reflect manufacturer consolidation in our market, our strategic initiatives around advanced applications, and the addition of talented sales professionals that came to us via acquisitions.  We expect these changes to drive a more efficient and productive sales force.  In addition, we continue to work on driving other efficiencies in our business and expect to capture greater operating leverage as acquisitions are fully integrated into our operations.”

Commenting on the outlook, Forrest said, “Through our strategic efforts and recent acquisitions, we have significantly changed the revenue profile of XETA, so that nearly two thirds of our business is service related.  Our service business produces relatively higher margin contribution and is recurring in nature.  As service revenue becomes a greater portion of our overall revenue mix, predictability and profitably of our business should continue to improve.  We have also added technical competencies to provide design, implementation, maintenance, repair, and network monitoring services for data and video communications, which are much larger markets than our historical voice focus and provide us additional avenues to grow our top line.”

“With the continued success in our recurring services business, expanded addressable market, pent up demand, and contributions from acquisitions, we feel confident in our ability to produce greater than $100 million of revenue during fiscal 2011.  Based on improved visibility of acquired businesses, we have also narrowed our range of fiscal 2011 earnings per share guidance to $0.35 to $0.40 per share,” concluded Forrest.

The Company will host a conference call and webcast to discuss these results at 4 p.m. CT on Thursday, December. 30, 2010.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website, www.xeta.com, under the Investor Relations section.  A replay of the webcast will be archived on the Company’s website for 60 days.

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About XETA Technologies, Inc.

XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShoreTel, LifeSize and Juniper. With a 29-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the outlook for service revenue growth, earnings expectations, commercial systems revenue growth and revenue run rates for fiscal 2011. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S. economy and its impact on capital spending in the Company’s markets; the successful integration of recently acquired businesses into that of the Company and realization of anticipated synergies and growth opportunities from these transactions; changes in Avaya’s strategies regarding the provision of equipment and services to its customers, and in its policies regarding the availability of tier IV hardware and software support and the negative impact that may have on the Company’s services gross margins as well as on customer satisfaction;  the  Nortel Networks bankruptcy filing including the potential negative impact it may have on the Company’s prepetition accounts receivable claim against Nortel or if Nortel succeeds in bringing a preference claim against the Company; unpredictable quarter to quarter revenues;  continuing success of our Mitel product  and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.

Condensed Consolidated Statements of Income

		Three Months Ended		Fiscal Year Ended
		October 31,		October 31,
		2010	2009	2010	2009
		(Unaudited)		(Unaudited)
Sales	Services	$15,643	$10,722	$51,304	$41,081
	Systems	8,868	7,198	34,015	30,095
	Other	33	133	359	396
	Total	24,544	18,053	85,678	71,572

Cost of Sales	Services	11,214	7,033	35,451	28,291
	Systems	6,752	5,288	25,023	22,080
	Other	463	412	1,751	1,720
	Total	18,429	12,733	62,225	52,091

Gross Profit		6,115	5,320	23,453	19,481

Gross Profit Margin		25%	29%	27%	27%

Operating Expense
Selling, General and Administrative		5,870	4,445	20,437	17,371
Amortization		288	199	868	1,201
Impairment of Goodwill and Other Assets		—	3,800	—	17,800
Total Operating Expenses		6,158	8,444	21,305	36,372

Income (Loss) from Operations		(43)	(3,124)	2,148	(16,891)

Interest Expense		(21)	(20)	(36)	(100)
Interest and Other Income		80	13	139	28
Total Interest and Other Income (Expense)		59	(7)	103	(72)

Income (Loss) Before Provision for Income Taxes		16	(3,131)	2,251	(16,963)
Provision (Benefit) for Income Taxes		1	(1,228)	878	(6,646)
Net Income (Loss) after Tax		$15	$(1,903)	$1,373	$(10,317)

Basic Earnings (Loss) Per Share		$0.00	$(0.19)	$0.13	$(1.01)
Diluted Earnings (Loss) Per Share		$0.00	$(0.19)	$0.13	$(1.01)
Wt. Avg. Common Shares Outstanding		10,630	10,223	10,402	10,224
Wt. Avg. Common Equivalent Shares		10,743	10,223	10,478	10,224

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			October 31, 2010	October 31, 2009
Assets	Current	Cash	$1,003	$4,732
		Receivables (net)	17,806	13,832
		Inventories (net)	6,715	5,036
		Other	4,637	3,704
		Subtotal	30,161	27,304

	Non-Current	PPE (net)	6,932	6,826
		Goodwill & Intangibles (net)	20,946	12,603
		Noncurrent Deferred Tax Asset	—	739
		Other	326	336
		Subtotal	28,204	20,504

	Total Assets		$58,365	$47,808

Liabilities	Current	Revolving Line of Credit	$1,756	$—
		Notes Payable	338	1,183
		Accounts Payable	10,032	5,785
		Accrued Liabilities	4,006	3,599
		Unearned Revenue	6,529	5,195
		Subtotal	22,661	15,762

	Non-Current	Long Term Debt	255	—
		Noncurrent Deferred Tax Liability	12	—
		Other	193	287
		Subtotal	460	287

	Total Liabilities		23,121	16,049

Equity			$35,244	$31,759

(The information is unaudited and is presented in thousands.)

Reconciliation of Adjusted EBITDA(1) to Net	Quarter Ending October 31,		Fiscal Year Ending October 31,
Income	2010	2009	2010	2009

Net Income (Loss)	$15	$(1,903)	$1,373	$(10,317)
Interest	21	20	36	100
Provision (Benefit) for Income Taxes	1	(1,228)	878	(6,646)
Impact of Non-recurring Corporate Development Related Costs	442	—	617	—
Impairment of Goodwill and Other Assets	—	3,800	—	17,800
Depreciation	343	303	1,250	1,026
Amortization	288	199	868	1,201
Adjusted EBITDA(1)	$1,110	$1,191	$5,022	$3,164

(The information is presented in thousands.)

(1)The Company uses Adjusted-EBITDA (earnings before net interest, income taxes, depreciation and amortization), which excludes non-cash charges for impairment of goodwill and other assets, as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income:

	Quarter Ending October 31,		Fiscal Year Ending October 31,
	2010	2009	2010	2009

Net Income (Loss) as Reported	$15	$(1,903)	$1,373	$(10,317)
Non-recurring Corporate Development Related Costs (Net of Tax)	270	—	376	—
Impairment of Goodwill and Other Assets (Net of Tax)	—	2,310	—	10,822
Reserve for Bad Debt (Net of Tax)	—	—	—	216
Non-GAAP net income	$285	$407	$1,749	$721

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending October 31,		Fiscal Year Ending October 31,
	2010	2009	2010	2009

EPS, Diluted - as Reported	$0.00	$(0.19)	$0.13	$(1.01)
EPS Impact of Non-recurring Corporate Development Related Costs (Net of Tax)	0.03	0.00	0.04	0.00
EPS Impact of Impairment of Goodwill and Other Assets (Net of Tax)	0.00	0.23	0.00	1.06
EPS Impact of Reserve for Bad Debt, Net of Tax	0.00	0.00	0.00	0.02
EPS, Diluted - Non-GAAP	$0.03	$0.04	$0.17	$0.07